EXHIBIT 99.4

Midway Gold: Feasibility Study Demonstrates Robust Economics at Pan

November 15, 2011

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces the results of a Feasibility Study (FS) for its Pan gold project in White Pine County, Nevada.  The NPV of the project is robust at a range of gold prices, accelerating from $123 million at $1,200/oz gold to $344M at $1,900/oz gold. The IRR grows from 32% to 79% using the same range. Both use a 5% discount rate and are after tax figures. Proven and Probable Mineral Reserves increased 20% over the previous estimate to 864,000 oz of gold within 48.3M tonnes at a grade of 0.56 grams per tonne (gpt) gold.

Table 1.  After Tax Project Economics at Selected Gold Prices (US$)

Gold price/oz	$1,200	$1,550	$1,725	$1,900
NPV @ 5%	$123M	$235M	$290M	$344M
IRR	32%	56%	67%	79%
Payback years	2.59	1.70	1.41	1.20
Payback multiple	2.88	4.53	5.40	6.30

Pan is an oxidized gold deposit with a low strip ratio (1.79:1), mineable by open pit methods and treatable by heap leaching. These parameters result in a low capex project with anticipated very favorable economics. The mine plan used in the FS is based on producing 17,000 short tons of ore per day over an 8 year period. Ore will be crushed, agglomerated, and placed on a heap leach pad. Gold recoveries are estimated to average 75%; annual production is expected to exceed 81,000 oz of gold per year.

The capital costs to build the mine are estimated to be $99M which includes $8.2M working capital and $6.8M contingency. The operating cash cost is projected to be $585/oz which includes royalties, state taxes, and a 5% contingency. The total production cost including capital is projected to be $824/oz.

Mineral Reserves were based upon a design pit using Lerchs Grossmann generated pit surfaces that maximize revenue based on a $1,200 per ounce three-year trailing average price of gold. Cutoff grades of 0.21 gpt in the South pit and 0.27 gpt in the North & Central pits produced the project’s highest NPV.

Table 2:  Total Pan Mineral Reserves, November 2011

Pit Area	Cutoff Grade (grams/tonne)	Metric Tonnes (x 1000)	Gold Grade (grams/tonne)	Ounces Gold (x 1000)

Proven
North & Central	0.27	13,085	0.60	251
South	0.21	12,160	0.61	236
All Pits		25,245	0.60	487

Probable
North & Central	0.27	10,994	0.50	178
South	0.21	12,073	0.51	199
All Pits		23,067	0.51	377

Proven plus Probable
North & Central	0.27	24,078	0.55	429
South	0.21	24,233	0.56	435
All Pits		48,311	0.56	864
Note: The tonnage and total ounces of gold were determined from the statistical block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to the effect of rounding.

The latest estimate of Mineral Resources is 1.13M oz of gold comprised of 579,000 oz gold in 37M tonnes of 0.49 gpt gold in the Measured category and 551,000 oz gold in 43M tonnes of 0.40 gpt gold in the Indicated category using a 0.14 gpt gold cutoff grade (see NI 43-101 effective Sept. 1, 2011; filed Nov. 2, 2011).  Mineral Resources are inclusive of the Mineral Reserves reported above.

Mineralization at North Pan remains open at depth where many drill holes have bottomed in mineralization. North Pan is also open to the north where limited drilling shows that the gold zone continues below post-mineral volcanics.  At South Pan, the deposit remains open at depth, to the south and to the east.  Midway plans to complete 14,000 meters of development drilling in 2012 targeted to further expand the Pan resource.

Midway has submitted a mine plan of operations to the principal permitting agencies which has initiated the permitting process for the project.

The FS was prepared by Gustavson Associates, LLC (“Gustavson”) of Lakewood, Colorado. A NI 43-101 technical report summarizing the FS will be filed on SEDAR within 45 days.  The open pit Mineral Reserves and Resources were completed by Gustavson, with Terre Lane and Donald E. Hulse acting as the Qualified Persons.

This release has been reviewed and approved for Gustavson by Terre Lane (QP-MMSA), William J. Crowl (R.G., QP-MMSA), and Donald E. Hulse (P.E.) of Gustavson, each a "qualified person" as that term is defined in NI 43-101. This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, reserve and resource estimates, estimated NPV of the project, anticipated IRR, estimated strip ratio, anticipated mining methods at the project, the estimated economics of the project, anticipated gold recoveries and annual production, estimated capital costs, operating cash costs and total production costs, planned development drilling and anticipated expansion of the resource, and the outcome of the permitting process. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold reserved and resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; risks related to projected project economics, recovery rates, and estimated NPV and anticipated IRR and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

This press release, the feasibility study and the technical report referred to in this press release use the terms "resource", "reserve", "measured resources", "indicated resources" and "inferred resources", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Estimates of mineral reserves in the feasibility study and in this press release are compliant with the definitions in the U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7.  Previous estimates of resources in the technical report referred to in this press release have been prepared in accordance with NI 43-101 and differ from the definitions in U.S. SEC Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves as defined in the SEC's Guide 7. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. Accordingly, outside of the reserves reported in this press release and in the feasibility study, disclosure in this press release and in the technical reports referred to in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.